UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2012

Shire plc
(Exact name of registrant as specified in its charter)

Jersey, Channel Islands (State or other jurisdiction of incorporation)	0-29630 (Commission File Number)	98-0601486 (IRS Employer Identification No.)

5 Riverwalk, Citywest Business Campus, Dublin 24, Republic of Ireland (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  +353 1 429 7700

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 14, 2012, Shire Pharmaceuticals LLC (“SPL”), a Delaware limited liability company and a wholly-owned subsidiary of Shire plc, Pelegrina Corporation, a Delaware corporation and a wholly-owned subsidiary of SPL (“Merger Sub”), FerroKin BioSciences, Inc., a Delaware corporation (“FerroKin”), and Shareholder Representative Services LLC, as representative of the holders of the outstanding shares of capital stock of FerroKin (such holders, the “Equityholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into FerroKin, with FerroKin continuing as the surviving corporation (the “Merger”) and as a wholly-owned subsidiary of SPL.  The consideration payable at the closing of the Merger is $100 million in cash, subject to customary closing adjustments, which will be funded from internally generated cash flow.  The Merger Agreement also provides for potential post-closing milestone payments by SPL of up to $225 million in cash upon the achievement of certain clinical development, regulatory and net sales milestones (the “Milestone Payments”).

The Merger Agreement contains customary representations, warranties and covenants of SPL, Merger Sub and FerroKin, including, among other things, a covenant of FerroKin to use commercially reasonable efforts to conduct its business and operations in the ordinary course between the date of the Merger Agreement and the closing of the Merger and a covenant of each party to the Merger Agreement to use their respective commercially reasonable efforts to consummate the Merger.  The Equityholders have agreed to indemnify SPL for damages resulting from breaches of FerroKin’s representations, warranties and covenants made in the Merger Agreement and certain other matters, subject to stated thresholds and other limitations.  A portion of the closing merger consideration ($10 million in cash) will be placed in an escrow account to secure the Equityholders’ indemnification obligations.  The escrow proceeds will be released to the Equityholders after 18 months following the closing of the Merger Agreement, to the extent not used to make indemnity payments or to secure pending indemnity claims.  In addition, SPL may set off indemnification payments owed by the Equityholders against the Milestone Payments.

The closing of the Merger is subject to customary conditions, including: (i) adoption of the Merger Agreement by the affirmative vote or consent of the required Equityholders, which consent was obtained on March 14, 2012 as described below; (ii) holders of no more than 2% of FerroKin’s capital stock (on a converted to common stock basis) having exercised or remaining entitled to exercise appraisal rights under Delaware law; and (iii) the absence of a material adverse effect on FerroKin.

Subsequent to the execution of the Merger Agreement but also on March 14, 2012, certain of the Equityholders (the “Consenting Equityholders”), who collectively beneficially own approximately 97% of the outstanding shares of FerroKin’s capital stock (on a converted to common stock basis) entered into an Equityholder Undertaking (the “Equityholder Undertaking”) with SPL.  Pursuant to the Equityholder Undertaking, each Consenting Equityholder, among other things, agreed to (i) consent to the approval and adoption of the Merger Agreement, (ii) be bound by certain provisions of the Merger Agreement and (iii) release FerroKin from certain liabilities effective as of the closing.  On March 14, 2012, the Consenting Equityholders, acting by written consent, irrevocably consented to the adoption of the Merger Agreement.  As a result, no further action by any FerroKin shareholder will be required to adopt the Merger Agreement or approve the Merger.

Item 8.01.  Other Events.

On March 15, 2012, Shire plc issued a press release announcing the execution of the Merger Agreement.  The press release is attached hereto as Exhibit 99.01 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is filed herewith:

99.01           Press Release dated March 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIRE PLC
(Registrant)

By:	/s/ A C Russell
	Name:	Angus Russell
	Title:	Chief Executive Officer

Dated:  March 15, 2012

EXHIBIT INDEX

Number	Description

99.01	Press Release dated March 15, 2012